ISOPLEXIS CORPORATION
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description summarizes the material terms of the capital stock of IsoPlexis Corporation (the “Company,” “we,” or “us”) and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, our amended and restated bylaws and our amended and restated investors’ rights agreement, each of which is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2021, and applicable provisions of Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Our common stockholders are not entitled to cumulative voting in the election of directors. Unless a different vote is required by applicable law or specifically required by our amended and restated certificate of incorporation or our amended and restated bylaws, if a quorum exists at any meeting of stockholders, stockholders shall have approved any matter (other than the election of directors, which is described below) if a majority of votes cast on such matter by stockholders present in person or represented by proxy at the meeting and entitled to vote on such matter are in favor of such matter. Subject to the rights of the holders of any future series of preferred stock to elect directors under specified circumstances, if a quorum exists at any meeting of stockholders, stockholders shall have approved the election of a director if a plurality of the votes cast at any meeting for the election of such director are in favor of such election.

Subject to preferences that may be applicable to any shares of preferred stock that we may designate and issue in the future, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine.

Upon liquidation, dissolution or winding up of the Company, holders of our common stock will be entitled to receive their ratable share of the net assets of the Company available after payment of all debts and other liabilities, subject to the prior preferential rights and payment of liquidation preferences, if any, of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, subject to the limitations imposed by Delaware law or the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and rights of the shares of each series, including:

•dividend rates;

•conversion rights;

•voting rights;

•terms of redemption;

•liquidation preferences;

•sinking fund terms; and

•the number of shares constituting each series.

Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock, and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board of directors has no present intentions to issue any shares of preferred stock.

Certain Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law (the “DGCL”) may discourage or make more difficult a takeover attempt that a stockholder might consider to be in the stockholder’s best interest. These provisions may also adversely affect the prevailing market price for shares of our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us, which may result in an improvement of the terms of any such proposal in favor of our stockholders, and outweigh any potential disadvantage of discouraging those proposals.

Authorized but Unissued Shares of Capital Stock

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to the applicable provisions of the DGCL and rules of Nasdaq. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at a price higher than the prevailing market price.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes divided as nearly equal in number as possible. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year term. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Board Vacancies and Board Size

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that any vacancies, including any newly created directorships, on our board of directors will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our board of directors; provided that the number of directors shall not be fewer than five and not greater than 15 directors as provided by our amended and restated certificate of incorporation. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with the stockholder’s own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

No Cumulative Voting

Under the DGCL, stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Directors Removed Only for Cause

Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause by the affirmative vote of holders of at least 66 2/3% of the voting power of our then outstanding capital stock.

Stockholder Action and Special Meetings of Stockholders

Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions may delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors at our annual meeting of stockholders, and also specify certain procedural requirements regarding the form, content and timing of such notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Amendment of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Any amendment, alteration or repeal of our amended and restated bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that certain specified provisions in our amended and restated certificate of incorporation may be amended, altered or repealed only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class, including the following provisions:

•the provisions providing for a classified board of directors (the election and term of our directors);

•the provisions regarding filling vacancies on our board of directors and newly created directorships;

•the provisions regarding resignation and removal of directors;

•the provisions regarding stockholder action by written consent;

•the provisions regarding calling special meetings of stockholders;

•the provision establishing the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation;

•the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws; and

•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date that such stockholder became an interested stockholder, unless:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in a financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of us.

Certain Provisions of Our Amended and Restated Certificate of Incorporation and Delaware Law

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive Forum

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of our amended and restated certificate of incorporation, our amended and restated bylaws or the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware and (4) any other action asserting a claim against us that is governed by the internal affairs doctrine, in each case, may be brought only in specified courts in the State of Delaware. As described below, this provision will not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or rules and regulations thereunder, or any other claim for which there is exclusive federal or concurrent federal and state jurisdiction.

Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought pursuant to the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the foregoing provision; provided, however, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This provision does not apply to claims brought under the Exchange Act.

We recognize that the forum selection clause in our amended and restated certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our amended and restated certificate of incorporation may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation includes provisions that limit the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except to the extent that such limitation is not permitted under the DGCL. Such limitation shall not apply, except to the extent permitted by the DGCL, to (1) any breach of a director’s duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (4) any transaction from which a director derived an improper personal benefit. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of the director’s duty of care. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification, to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or, while a director or officer of the Company, at the request of the Company, serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against all expenses, liabilities and other losses reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. In addition, we have entered into indemnification agreements with each of our current directors pursuant to which we have agreed to indemnify each such director to the fullest extent permitted by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect us and our directors and officers for some liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Registration Rights

We are party to our sixth amended and restated investors’ rights agreement (the “investor rights agreement”), dated as of December 30, 2020, with certain holders of our capital stock, which provides, in relevant part, that certain holders of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act as described below. The registration rights set forth in the investor rights agreement will terminate upon the earlier of (i) a deemed liquidation event (such as (a) a merger or consolidation in which we are a constituent party, (b) the sale, lease, transfer, exclusive license or other disposition by us of all or substantially all of our assets or (c) any transaction to which we are a party in which any entity or person, or a group of related persons or entities, acquires capital stock or other equity securities representing at least a majority of the voting power of the Company (other than in connection with certain financing transactions)) and (ii) October 12, 2026 (five years following the closing of our initial public offering), or, with respect to any particular stockholder, when such stockholder ceases to hold registrable securities (as defined in the investor rights agreement). We will pay the registration expenses (other than underwriting discounts, selling commissions and other selling expenses), including the reasonable fees and disbursements of one counsel, of the holders of the securities registered pursuant to the registrations described below. However, we will not be required to bear the expenses in connection with the exercise of a demand registration if the registration request is subsequently withdrawn at the request of the selling stockholders holding a majority of the securities to be registered (in which case all selling stockholders shall bear such expenses pro rata based upon the number of shares that were to be included in the withdrawn registration), unless such selling stockholders agree to forfeit their right to one future registration.

S-1 Demand Registration Rights

Certain holders of shares of our common stock are entitled to certain Form S-1 demand registration rights pursuant to the investor rights agreement. At any time after the earlier of (i) December 30, 2023 and (ii) 180 days after the effective date of the registration statement of our initial public offering, the holders of at least 50% of the registrable securities then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-1. Such request for registration must cover at least 40% of the registrable securities then outstanding, or a lesser percent if the anticipated aggregate offering price, net of payment of underwriting discounts, selling commissions and other selling expenses, is at least $10.0 million. We are obligated to effect only one such registration. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days. In addition, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing and ending on a date 180 days following the effectiveness of a registration statement initiated by us. In addition, in an underwritten public offering, the managing underwriter has the right, subject to specified conditions, to limit the number of shares that such holders may include for registration.

S-3 Registration Rights

Certain holders of our common stock are entitled to certain Form S-3 demand registration rights pursuant to the investor rights agreement. The holders of at least 20% of registrable securities then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3, so long as the request covers securities the anticipated aggregate offering price of which, net of underwriting discounts, selling commissions and other selling expenses, is at least $3.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be materially detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days. Further, we will not be required to effect a demand registration during the period beginning 30 days prior to our good faith estimate of the filing of and ending on a date 90 days following the effectiveness of a registration statement initiated by us. In addition, in an underwritten public offering, the managing underwriter has the right, subject to specified conditions, to limit the number of shares that such holders may include for registration.

Piggyback Registration Rights

The investor rights agreement provides that if we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock solely for cash, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration related to the sale of securities to our employees or a subsidiary’s employees pursuant to any employee benefit plan, (ii) a registration relating to a transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any registration form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our registrable securities or (iv) a registration in which the only common stock being offered is common stock issuable upon conversion of debt securities that are also being registered, the holders of these registrable securities are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration. We will have the right to terminate or withdraw any registration initiated pursuant to such “piggyback registration” rights described above before the effective date of such registration, whether or not any stockholder has elected to include shares of their common stock in such registration. In addition, in an underwritten public offering, the managing underwriter has the right, subject to specified conditions, to limit the number of shares that such holders may include for registration.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ISO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, MA 02021.